Exhibit 3.4

AMENDMENT NO. 1 TO THE

BYLAWS

OF

PIPELINE THERAPEUTICS, INC.

(formerly, Sirocco Therapeutics, Inc.)

THIS AMENDMENT NO. 1 TO THE BYLAWS (the “Bylaws”) of Pipeline Therapeutics, Inc., a Delaware corporation (the “Company”), is made as of this 7th day of February, 2021.

1. Article XIV, Section 46 is hereby amended and restated in its entirety as follows:

“Section 46. Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of the corporation’s common stock or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

(a) If the stockholder desires to sell or otherwise transfer any of his shares of common stock, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares of common stock to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For thirty (30) days following receipt of such notice, the corporation shall have the option to purchase all (but not less than all) of the shares of common stock specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the corporation shall have the option to purchase a lesser portion of the shares of common stock specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares of common stock, and that is not otherwise exempted from the provisions of this Section 46, the price shall be deemed to be the fair market value of the common stock at such time as determined in good faith by the Board of Directors. In the event the corporation elects to purchase all of the shares of common stock or, with consent of the stockholder, a lesser portion of the shares of common stock, it shall give written notice to the transferring stockholder of its election and settlement for said shares of common stock shall be made as provided below in paragraph (d).

(c) The corporation may assign its rights hereunder.

(d) In the event the corporation and/or its assignee(s) elect to acquire any of the shares of common stock of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares of common stock on the same terms and conditions set forth in said transferring stockholder’s notice.

(e) In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares of common stock specified in the transferring stockholder’s notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the corporation and/or its assignees(s) herein, transfer the shares of common stock specified in said transferring stockholder’s notice which were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares of common stock so sold by said transferring stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(1) A stockholder’s transfer of any or all shares of common stock held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general of limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

(2) A stockholder’s transfer of any or all of such stockholder’s shares of common stock to the corporation or to any other stockholder of the corporation.

(3) A stockholder’s transfer of any or all of such stockholder’s shares of common stock to a person who, at the time of such transfer, is an officer or director of the corporation.

(4) A corporate stockholder’s transfer of any or all of its shares of common stock pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(5) A corporate stockholder’s transfer of any or all of its shares of common stock to any or all of its stockholders.

(6) A transfer by a stockholder which is a limited or general partnership to any or all of its partners or former partners.

In any such case, the transferee, assignee, or other recipient shall receive and hold such common stock subject to the provisions of this bylaw, and there shall be no further transfer of such common stock except in accord with this bylaw.

(g) The provisions of this bylaw may be waived with respect to any transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares of common stock to be transferred by the transferring stockholder). This bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h) Any sale or transfer, or purported sale or transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

(j) The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.

(k) Notwithstanding anything to the contrary in this Section 46, the restrictions and obligations in this Section 46 shall not apply to any shares of the corporation’s preferred stock or to any shares of common stock issued or issuable upon conversion of any shares of the corporation’s preferred stock. ”

2. Article XVI is hereby amended by adding the following as Section 49:

“49. Resolution of Conflicts

To the fullest extent permitted by applicable law, in the event that the provisions of the Bylaws conflict with either the provisions of (i) that certain investors’ rights agreement dated as of February 9, 2021 between the Corporation and the Investors party thereto (as may be amended, amended and restated, modified or supplemented from time to time) (the “Investors’ Rights Agreement”) or (ii) that certain voting agreement dated as of February 9, 2021 between the Corporation, the Key Holders party thereto and the Investors party thereto (as may be amended, amended and restated, modified or supplemented from time to time) (the “Voting Agreement”), in any such case, the terms of the Investors’ Rights Agreement or the Voting Agreement, as applicable, shall take precedence over the Bylaws Fourth Amended and Restated Certificate of Incorporation, to the extent applicable.”

3. Except as specifically amended herein, the Bylaws of the Company shall remain unchanged and in full force and effect.

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CERTIFICATE OF SECRETARY OF

PIPELINE THERAPEUTICS, INC.

The undersigned certifies:

1. That the undersigned is the duly elected and acting Secretary of Pipeline Therapeutics, Inc., a Delaware corporation (the “Company”); and

2. That the foregoing Amendment No. 1 to the Bylaws constitutes the entire amendment to the Bylaws of the Corporation as duly adopted by the stockholders of the Company on February 7, 2021.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 7th day of February, 2021.

By:	/s/ Carmine Stengone
Name:	Carmine Stengone
Title:	Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO BYLAWS